EXHIBIT 99.1

Whole Foods Market Reports First Quarter Results

Identical Store Sales Increase 9.1%, Accelerating to 11.6% on a Two-Year Basis; Company Produces 4.9% Operating Margin, $0.51 in Earnings Per Share and Raises Sales and EPS Outlook for Fiscal Year 2011

AUSTIN, Texas, Feb. 9, 2011 (GLOBE NEWSWIRE) -- Whole Foods Market, Inc. (Nasdaq:WFMI) today reported results for the 16-week first quarter ended January 16, 2011. Sales for the quarter increased 14% to $3.0 billion. Comparable and identical store sales increased 9.1%, or 12.6% and 11.6% on a two-year stacked basis, respectively. Earnings before interest, taxes, depreciation and amortization ("EBITDA") increased 26% from the prior year to $234.3 million, income available to common shareholders increased 79% to $88.7 million, and diluted earnings per share increased 59% to $0.51. Results included a LIFO charge of $2.0 million versus $0.2 million in the prior year; relocation, store closure and lease termination costs of $3.1 million versus $12.4 million in the prior year; and net interest income of $0.3 million versus net interest expense of $8.8 million in the prior year.

"Our identical store sales growth continued to gain momentum for the fifth consecutive quarter on both a one- and two-year basis and at 9.1% is the highest we have produced in over four years," said Walter Robb, co-chief executive officer of Whole Foods Market. "Based on our consistently strong top- and bottom-line results, along with ongoing signs of increasing consumer confidence, we are raising our sales and earnings outlook for the year.  Our new range for identical store sales growth of 7% to 9% appropriately reflects that we have yet to cycle over our toughest comparisons, while also allowing for the possibility that our 9% year-to-date results could be sustainable especially given the likelihood of some positive impact from inflation."

The Company's comparable and identical store sales results for the last five quarters and first three weeks of the second quarter through February 6, 2011 are shown in the following table.

	1Q10	2Q10	3Q10	4Q10	1Q11	QTD 2Q11

Sales growth	7.0%	13.4%	15.2%	14.7%	13.8%	12.6%
Comparable store sales growth	3.5%	8.7%	8.8%	8.7%	9.1%	8.7%
Two-year comps	-0.5%	3.9%	6.3%	7.7%	12.6%	16.0%
Identical store sales growth	2.5%	7.7%	8.4%	8.7%	9.1%	8.6%
Two-year idents	-2.4%	1.9%	4.6%	6.4%	11.6%	15.0%
Sequential basis point change	34	432	272	178	518	341

For the quarter, the LIFO charge was $2.0 million versus $0.2 million in the prior year, a negative impact of six basis points. Excluding LIFO, gross profit increased 29 basis points to 34.6% of sales driven by an improvement in occupancy costs as a percentage of sales. Direct store expenses improved 32 basis points to 26.3% of sales due to leverage in depreciation, healthcare costs and wages as a percentage of sales.  As a result, store contribution, excluding LIFO, improved 60 basis points to 8.3% of sales.

For stores in the identical store base, gross profit improved 46 basis points to 34.8% of sales, direct store expenses improved 54 basis points to 26.1% of sales, and store contribution improved 100 basis points to 8.7% of sales.

G&A expenses increased seven basis points to 2.9% of sales due primarily to higher wages as a percentage of sales.

Pre-opening expenses were $8.6 million versus $12.8 million in the prior year, including pre-opening rent of $4.9 million versus $7.6 million in the prior year. Relocation, store closure and lease termination costs were $3.1 million versus $12.4 million in the prior year. This included store closure reserve adjustments of $1.0 million versus $10.1 million in the prior year.

Net interest income was $0.3 million versus net interest expense of $8.8 million in the prior year driven by a $326 million decrease in total debt and a $186 million increase in cash and investments year over year.

During the quarter, the Company produced $253.0 million in cash flow from operations and invested $91.0 million in capital expenditures, of which $45.6 million related to new stores. This resulted in free cash flow of $162.0 million. In addition, the Company repaid $100 million of its term loan maturing in August 2012. At the end of the quarter, total cash and cash equivalents, restricted cash, and investments were $762.0 million, and total debt was $408.3 million. Subsequent to the close of the first quarter, the Company repaid another $200 million of its term loan, leaving $190 million currently outstanding. The Company also reinstated its quarterly cash dividend at $0.10 per share, paying $17.3 million to shareholders on January 20, 2011.

Additional information on the quarter for comparable stores and all stores is provided in the following table.

Comparable Stores	Comps	NOPAT ROIC[1]	# of Stores	Average Size	Total Square Feet

Over 14 years old (18.9 years old, s.f. weighted)	3.3%	92%	56	26,200	1,467,000
Between 11 and 14 years old	8.9%	74%	62	30,500	1,891,000
Between eight and 11 years old	7.8%	59%	49	33,200	1,625,700
Between five and eight years old	8.3%	46%	50	42,100	2,106,700
Between two and five years old	14.9%	10%	54	53,900	2,908,400
Between one and two years old (no relocations)	14.6%	8%	14	47,000	657,600

All comparable stores (8.6 years old, s.f. weighted)	9.1%	36%	285	37,400	10,656,400
All stores (8.1 years old, s.f. weighted)		31%	302	37,700	11,391,600

 1Reflects store-level capital and net operating profit after taxes ("NOPAT"), including pre-opening expense

The following table shows the Company's first quarter results for certain line items compared to its historical five-year ranges and averages, which reflect the Wild Oats acquisition in August 2007.

	FY06-FY10 Range		FY06-FY10
	Low	High	Average	1Q11

Sales growth	1.0%	23.6%	14.2%	13.8%
Comparable store sales growth	-3.1%	11.0%	5.4%	9.1%
Identical store sales growth	-4.3%	10.3%	4.4%	9.1%
Ending square footage growth	6%	46%	15.0%	6.0%
Percent of sales from new & relocated stores	7%	9%	7%	4%

Gross profit	34.0%	34.9%	34.6%	34.6%
Direct store expenses	25.4%	26.7%	26.3%	26.3%
Store contribution	7.5%	9.6%	8.3%	8.3%
G&A expenses	3.0%	3.4%	3.2%	2.9%

Growth and Development

The Company opened three stores and expanded one store by 29,000 square feet in the first quarter. The Company expects to open three new stores, including one relocation, in the second quarter. The Company currently has 302 stores totaling approximately 11.4 million square feet.

Since the fourth quarter earnings release, the Company reduced the size of one store in development by 11,100 square feet and terminated the lease for one store in development totaling 45,000 square feet. The Company also recently signed six new leases in Ottawa, Canada; Danbury, CT; Jamaica Plain, MA; Lynnfield, MA; Marlboro, NJ; and San Antonio, TX. These stores currently are scheduled to open in fiscal year 2012 and beyond.

The following table provides additional information about the Company's store openings in fiscal years 2010 and 2011 year to date, leases currently tendered but unopened, and total development pipeline (including leases currently tendered) for stores scheduled to open through fiscal year 2014. For accounting purposes, a store is considered tendered on the date the Company takes possession of the space for construction and other purposes, which is typically when the shell of the store is complete or nearing completion. The average tender period, or length of time between tender date and opening date, will vary depending on several factors, one of which is the number of acquired leases, ground leases and owned properties in development, all of which generally have longer tender periods than standard operating leases.

New Store Information	Stores Opened FY10	Stores Opened FY11 YTD	Current Leases Tendered	Current Leases Signed

Number of stores (including relocations)	16	3	17	56
Number of relocations	0	0	6	8
Number of lease acquisitions,
ground leases and owned properties	0	0	4	4
New markets	4	0	1	8
Average store size (gross square feet)	42,600	43,800	40,100	37,800
Total square footage	682,200	131,300	681,100	2,129,000
Average tender period in months	10.9
Average pre-opening expense per store (incl. rent)	$2.6 mil
Average pre-opening rent per store	$1.2 mil
Average development cost (excl. pre-opening)	$11.1 mil
Average development cost per square foot	$261

Updated Outlook for Fiscal Year 2011

The following table provides additional information on the Company's updated 2011 outlook.

	Prior FY11 Outlook	Current FY11 Outlook	Q1 Actual	Q2-Q4 Implied Outlook

Sales growth	10% - 12%	10.7% - 12.8%	13.8%	9.4% - 12.4%
Comparable store sales growth	5.5% - 7.5%	7.2% - 9.2%	9.1%	6.3% - 9.2%
Two-year comps	12.6% - 14.6%	14.3% - 16.3%	12.6%	15.0% - 17.9%
Identical store sales growth	5.0% - 7.0%	7.0% - 9.0%	9.1%	6.1% - 9.0%
Two-year idents	11.5% - 13.5%	13.5% - 15.5%	11.6%	14.4% - 17.3%
Weighted square footage growth	5%	5%	6%	5%

LIFO charge	$0	$4.5 - $5.0 mil	$2.0 mil	$2.5 - $3.0 mil
G&A expenses	3.0%	3.0%	2.9%	3.0%
Pre-opening and relocation costs	$52 - $55 mil	$50 - $53 mil	$11.8 mil	$38 - $41 mil
Operating margin	5.0%	5.2%	4.9%	5.3%
EBITDA	$780 - $795 mil	$800 - $815 mil	$234 mil	$571 - $581 mil
Net interest expense / (income)	$1 - $3 mil	($1) - ($2) mil	($0.3) mil	($0.7) - ($1.7) mil

Tax rate	41%	40%	40%	40%
Diluted shares outstanding	173 mil	175 - 176 mil	175 mil	175 - 177 mil

Diluted EPS	$1.66 - $1.71	$1.76 - $1.80	$0.51	$1.25 - $1.29
YOY % change	16% - 20%	23% - 26%	59%	13% - 16%
Capital expenditures	$350 - $400 mil	$350 - $400 mil	$91 mil	$259 - $309 mil

For the first three weeks of the second quarter, identical store sales increased 8.6%, or 15.0% on a two-year basis.  The Company has reported five consecutive quarters of accelerating two-year identical store sales growth, a trend that has continued in the first three weeks of the second quarter.  The low end of the Company's identical store sales guidance for the fiscal year assumes a slight deceleration in identical store sales growth on a two-year basis from the 15.0% two-year idents the Company produced in the first three weeks of the second quarter, while the high end assumes an acceleration in two-year identical store sales growth, albeit at a more moderate rate than in the first quarter and second quarter to date.

Based on its first quarter results and updated assumptions, the Company is raising its diluted EPS range to $1.76 to $1.80, an increase of 23% to 26% year over year.  The Company's updated outlook translates to diluted EPS of $1.25 to $1.29 for the remaining three quarters of the year, the low end of which is in line with the current analyst consensus estimate of $1.25.  For the remaining three quarters of the year, the Company does not expect to produce the same level of year-over-year earnings growth as in the first quarter due to a greater year-over-year increase in pre-opening and relocation expenses of approximately $14 to $17 million, a greater negative change in LIFO of approximately $10 to $11 million year over year, and lower total sales growth on tougher comparisons, which could make it difficult to leverage costs to the extent the Company did in the first quarter. In addition, while G&A expenses are still expected to average 3.0% of sales for the year, the Company expects higher costs in the second quarter due mainly to increases in wages and investments in other initiatives.

The Company is committed to producing positive free cash flow on an annual basis, including sufficient cash flow to fund the 56 stores in its current development pipeline. The following table provides information about the Company's estimated store openings through 2014 based on this pipeline. These openings reflect estimated tender dates, which are subject to change, and do not incorporate any potential new leases, terminations or square footage reductions.

	Total Openings	Relocations	Average Square Feet per Store	Ending Square Footage[1]	Ending Square Footage Growth[1]

FY11 remaining stores in development	14	5	40,000	11,847,500	5%
FY12 stores in development	20	1	35,100	12,527,700	6%
FY13 stores in development	18	2	37,100	13,131,200	5%
FY14 stores in development	4	0	46,300	13,316,300	1%
Total	56	8

1 Reflects three openings and one expansion year to date and two additional expansions in fiscal year 2011

About Whole Foods Market

Founded in 1980 in Austin, Texas, Whole Foods Market (www.wholefoodsmarket.com) is the leading natural and organic foods supermarket, and America's first national certified organic grocer. In fiscal year 2010, the Company had sales of approximately $9.0 billion and currently has 302 stores in the United States, Canada, and the United Kingdom. Whole Foods Market employs approximately 59,000 Team Members and has been ranked for 14 consecutive years as one of the "100 Best Companies to Work For" in America by Fortune magazine.

The Whole Foods Market, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6063

Forward-looking statements

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements.  These risks include general business conditions, changes in overall economic conditions that impact consumer spending, including fuel prices and housing market trends, the impact of competition, changes in the Company's access to available capital, and other risks detailed from time to time in the SEC reports of Whole Foods Market, including Whole Foods Market's report on Form 10-K for the fiscal year ended September 26, 2010.  Whole Foods Market undertakes no obligation to update forward-looking statements.

The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT.  The dial-in number is 1-800-894-5910, and the conference ID is "Whole Foods."  A simultaneous audio webcast will be available at www.wholefoodsmarket.com.

Whole Foods Market, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except per share amounts)

	Sixteen weeks ended
	January 16, 2011	January 17, 2010
Sales	$ 3,003,655	$ 2,639,158
Cost of goods sold and occupancy costs	1,965,416	1,732,942
Gross profit	1,038,239	906,216
Direct store expenses	790,383	702,806
Store contribution	247,856	203,410
General and administrative expenses	88,511	75,936
Operating income before pre-opening and store closure	159,345	127,474
Pre-opening expenses	8,640	12,809
Relocation, store closure and lease termination costs	3,146	12,412
Operating income	147,559	102,253
Interest expense	(2,333)	(10,553)
Investment and other income	2,652	1,783
Income before income taxes	147,878	93,483
Provision for income taxes	59,148	38,328
Net income	88,730	55,155
Preferred stock dividends	--	5,478
Income available to common shareholders	$ 88,730	$ 49,677

Basic earnings per share	$ 0.51	$ 0.32
Weighted average shares outstanding	172,795	154,413

Diluted earnings per share	$ 0.51	$ 0.32
Weighted average shares outstanding, diluted basis	174,482	154,858

Dividends declared per common share	$ 0.10	$ --

A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows:

	Sixteen weeks ended
	January 16, 2011	January 17, 2010
Income available to common shareholders
(numerator for basic and diluted earnings per share)	$ 88,730	$ 49,677
Weighted average common shares outstanding
(denominator for basic earnings per share)	172,795	154,413
Potential common shares outstanding:
Incremental shares from assumed exercise of stock options	1,687	445
Weighted average common shares outstanding and
potential additional common shares outstanding
(denominator for diluted earnings per share)	174,482	154,858

Basic earnings per share	$ 0.51	$ 0.32
Diluted earnings per share	$ 0.51	$ 0.32

Whole Foods Market, Inc.
Consolidated Balance Sheets (unaudited)
January 16, 2011 and September 26, 2010
(In thousands)

Assets	2011	2010
Current assets:
Cash and cash equivalents	$ 162,280	$ 131,996
Short-term investments - available-for-sale securities	421,577	329,738
Restricted cash	86,792	86,802
Accounts receivable	142,337	133,346
Merchandise inventories	341,939	323,487
Prepaid expenses and other current assets	44,353	54,686
Deferred income taxes	101,302	101,464
Total current assets	1,300,580	1,161,519
Property and equipment, net of accumulated depreciation and amortization	1,902,517	1,886,130
Long-term investments - available-for-sale securities	91,380	96,146
Goodwill	664,628	665,224
Intangible assets, net of accumulated amortization	68,562	69,064
Deferred income taxes	84,306	99,156
Other assets	9,051	9,301
Total assets	$ 4,121,024	$ 3,986,540

Liabilities And Shareholders' Equity
Current liabilities:
Current installments of long-term debt and capital lease obligations	$ 426	$ 410
Accounts payable	211,718	213,212
Accrued payroll, bonus and other benefits due team members	257,209	244,427
Dividends payable	17,348	--
Other current liabilities	335,452	289,823
Total current liabilities	822,153	747,872
Long-term debt and capital lease obligations, less current installments	407,877	508,288
Deferred lease liabilities	305,665	294,291
Other long-term liabilities	70,744	62,831
Total liabilities	1,606,439	1,613,282

Shareholders' equity:
Common stock, no par value, 300,000 shares authorized,
173,565 and 172,033 shares issued and outstanding
in 2011 and 2010, respectively	1,841,603	1,773,897
Accumulated other comprehensive income	3,030	791
Retained earnings	669,952	598,570
Total shareholders' equity	2,514,585	2,373,258
Commitments and contingencies
Total liabilities and shareholders' equity	$ 4,121,024	$ 3,986,540

Whole Foods Market, Inc.
Consolidated Statements of Cash Flows (unaudited)
January 16, 2011 and January 17, 2010
(In thousands)

	Sixteen weeks ended
	January 16, 2011	January 17, 2010
Cash flows from operating activities
Net income	$ 88,730	$ 55,155
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	86,691	83,701
Loss on disposition of fixed assets	548	529
Impairment of long-lived assets	559	1,730
Share-based payment expense	7,359	5,241
LIFO expense	2,000	195
Deferred income tax expense (benefit)	14,969	(1,584)
Excess tax benefit related to exercise of team member stock options	(2,728)	(81)
Deferred lease liabilities	9,470	10,717
Other	(60)	(3,100)
Net change in current assets and liabilities:
Accounts receivable	(5,956)	(8,812)
Merchandise inventories	(20,195)	(12,547)
Prepaid expenses and other current assets	10,225	10,041
Accounts payable	(1,902)	(2,619)
Accrued payroll, bonus and other benefits due team members	12,637	20,351
Other current liabilities	42,401	(5,030)
Net change in other long-term liabilities	8,289	7,590
Net cash provided by operating activities	253,037	161,477
Cash flows from investing activities
Development costs of new locations	(45,613)	(59,273)
Other property and equipment expenditures	(45,436)	(23,257)
Purchase of available-for-sale securities	(497,560)	(264,782)
Sale of available-for-sale securities	409,081	17,205
Decrease (increase) in restricted cash	10	(16,191)
Other investing activities	(958)	(475)
Net cash used in investing activities	(180,476)	(346,773)
Cash flows from financing activities
Preferred stock dividends paid	--	(8,500)
Issuance of common stock	53,764	3,962
Excess tax benefit related to exercise of team member stock options	2,728	81
Payments on long-term debt and capital lease obligations	(100,000)	--
Other financing activities	4	3
Net cash used in financing activities	(43,504)	(4,454)
Effect of exchange rate changes on cash and cash equivalents	1,227	1,032
Net change in cash and cash equivalents	30,284	(188,718)
Cash and cash equivalents at beginning of period	131,996	430,130
Cash and cash equivalents at end of period	$ 162,280	$ 241,412

Supplemental disclosure of cash flow information:
Interest paid	$ 11,342	$ 19,375
Federal and state income taxes paid	$ 21,083	$ 41,483
Non-cash transaction:
Conversion of redeemable preferred stock into common stock	$ --	$ 418,247

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In thousands)

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Earnings before interest, taxes, depreciation and amortization ("EBITDA"), Adjusted EBITDA and Free cash flow in the press release as additional information about its operating results. These measures are not in accordance with, or an alternative to, GAAP. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the Company as well as a component of incentive compensation. The Company defines Adjusted EBITDA as EBITDA plus non-cash asset impairment charges. The Company defines Free cash flow as net cash provided by operating activities less capital expenditures.

The following is a tabular presentation of the non-GAAP financial measures, EBITDA and Adjusted EBITDA including a reconciliation to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Sixteen weeks ended
EBITDA and Adjusted EBITDA	January 16, 2011	January 17, 2010
Net income	$ 88,730	$ 55,155
Provision for income taxes	59,148	38,328
Interest expense, net	(319)	8,770
Operating income	147,559	102,253
Depreciation and amortization	86,691	83,701
Earnings before interest, taxes, depreciation & amortization (EBITDA)	234,250	185,954
Impairment of assets	559	1,730
Adjusted EBITDA	$ 234,809	$ 187,684

The following is a tabular reconciliation of the Free cash flow non-GAAP financial measure.

	Sixteen weeks ended
Free cash flow	January 16, 2011	January 17, 2010
Net cash provided by operating activities	$ 253,037	$ 161,477
Development costs of new locations	(45,613)	(59,273)
Other property and equipment expenditures	(45,436)	(23,257)
Free cash flow	$ 161,988	$ 78,947
CONTACT: Cindy McCann
         VP of Investor Relations
         512.542.0204